For more information, please contact:
Michael J. McCloskey
Chief Operating Officer
720-932-4282
michaelm@matrixbancorp.com
or
Susan J. Lewis, PAIRELATIONS, LLC
(303) 804-0494
slewis@pairelations.com
FOR IMMEDIATE RELEASE
April 21, 2006

MATRIX BANCORP, INC. ANNOUNCES PROPOSED SALE OF ABS SCHOOL SERVICES, LLC

Denver …April 21, 2006 … Matrix Bancorp, Inc. (NASDAQ: MTXC) (the “Company”) announced today that its wholly owned subsidiary, Equi-Mor Holdings, Inc. (“Equi-Mor”), has signed a non-binding letter of intent (“LOI”) to sell all of its membership interests in ABS Schools Services, LLC (“ABS”), a provider of financing and outsourced business services to charter schools, to SKS Ventures, LLC (“SKS”) for $7.41 million. The principal members of SKS are D. Mark Spencer and Richard V. Schmitz, the former Co-Chief Executive Officers of the Company. It is presently anticipated that the Company, or one of its affiliates, will provide SKS with up to $4 million in financing for the transaction. A closing of the transaction is expected to take place on or about April 30, 2006.

According to the LOI, certain ABS assets would be transferred to Equi-Mor or the Company prior to closing. SKS will assume all liabilities associated with the ABS loan portfolio transferred to SKS, including Equi-Mor’s approximately $5.5 million recourse obligation to a third party financial institution, except that Equi-Mor will provide a limited guarantee of up to $1.65 million for the loans held in the portfolio by ABS and the obligations to the third party financial institution described above. If ABS is resold by SKS less than 12 months after the proposed acquisition, Equi-Mor would be entitled to share in a portion of the excess, if any, over the price paid by SKS. The transaction is subject to the receipt of all necessary regulatory approvals as well as the successful negotiation of a definitive agreement. Equi-Mor may elect to sell ABS or its assets to a third party other than SKS at any time prior to closing with no liability to SKS other than its actual out of pocket costs up to a maximum of $50,000.

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Matrix Bancorp, Inc.
Proposed Sale of ABS School Services, LLC

Denver-based Matrix Bancorp, Inc. is focused on developing its community-based banking network through its Matrix Capital Bank subsidiary by strategically positioning branches across Colorado’s Front Range market. The Bank plans to grow its network to an estimated five to seven community-based branches over the next three to five years. The Company recently identified “United Western” as its proposed new brand name and anticipates a formal change in legal and trade names during second or third quarter of 2006, after receiving applicable regulatory and shareholder approvals.

At December 31, 2005, the Company reported total consolidated assets of $2.1 billion, total loans of $1.4 billion, total deposits of $1.1 billion and total consolidated shareholders equity of $180.7 million (includes proceeds used for the Company’s January 2006 tender offer). For more information, please visit www.matrixbancorp.com.

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the timing of regulatory approvals or consents for contemplated actions; the successful negotiation of a mutually acceptable definitive agreement; general economic conditions; competition; the delay in or failure to receive any required shareholder approvals of the contemplated actions; the risks and uncertainties discussed elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 15, 2006; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.

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